Exhibit 10.1

PIPER JAFFRAY COMPANIES
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated Effective May 4, 2016)

PIPER JAFFRAY COMPANIES
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated Effective May 4, 2016)

Table of Contents

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5.06.	Benefits Not Transferable	7
5.07.	Benefits Not Secured	7
5.08.	Company’s Obligations	7

SECTION 6. Administration		7
6.01.	Administrative Authority	7
6.02.	Exercise of Authority	8
6.03.	Conflict of Interest	8

SECTION 7. Amendment and Termination		8
7.01.	Amendment	8
7.02.	Termination	8

SECTION 8. General Provisions		8
8.01.	Successors	8
8.02.	Service on Board	8
8.03.	Notices	9
8.04.	Governing Law	9
8.05.	Rules of Interpretation	9

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PIPER JAFFRAY COMPANIES
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(As Amended and Restated Effective May 4, 2016)

SECTION 1. Purpose and History

The purpose of the Plan is to promote the interests of the Company and its stockholders by facilitating increased equity ownership in the Company by its Non-Employee Directors. The Plan was originally adopted effective January 1, 2005. It was amended and restated effective April 1, 2007 and effective January 1, 2009, in the latter case to make certain additional revisions to conform the Plan to the requirements of the final regulations promulgated under Section 409A of the Code, issued April 10, 2007, and related guidance issued under Section 409A of the Code. The Plan is further amended and restated effective May 4, 2016 to provide for the payment of benefits attributable to a Participant’s Fee Account (as defined below) in the form of shares of the Company’s common stock.

The Plan is intended to meet the requirements of paragraph (2), (3) and (4) of Section 409A(a) of the Code, and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Section 409A of the Code.

SECTION 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below.

2.01.    “Account” means the separate recordkeeping account (unfunded and unsecured) maintained for each Participant in connection with his or her participation in the Plan. An Account may be either a “Fee Account” or a “Grant Account.”

2.02.    “Beneficiary” or “Beneficiaries” means the person or persons designated as such under Section 5.03.

2.03.    “Board” means the Board of Directors of the Company.

2.04.    “Code” means the Internal Revenue Code of 1986, as amended.

2.05.    “Committee” means a committee of Directors designated by the Board to exercise the Company’s administrative authority under the Plan. Initially, the Committee shall be the Compensation Committee of the Board.

2.06.    “Company” means Piper Jaffray Companies, a Delaware corporation.

2.07.    “Director” means a member of the Board.

2.08.    “Effective Date” means January 1, 2009.

2.09.    “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Company. Notwithstanding the foregoing and except as otherwise provided by the Company, the Fair Market Value of a Share as of a given date shall be the closing sales price on that date for one Share on the New York Stock Exchange or such other national securities market or exchange as may at the time be the principal market for the Shares, or if the Shares were not traded on such national securities market or exchange on such date, then on the next preceding date on which the Shares are traded, all as reported by such source as the Company may select.

2.10.    “Fee” means the dollar amount of the cash fee payable to a Non-Employee Director for service as a Non-Employee Director.

2.11    “Grant” means the Shares awarded to a Non-Employee Director for service as a Non-Employee Director.

2.12.    “Non-Employee Director” means a Director who is not an employee of the Company and its subsidiaries.

2.13.    “Participant” means an individual described as such in Section 3.01.

2.14.    “Plan” means this Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, as set forth herein and as hereafter amended from time to time.

2.15.    “Share” or “Shares” means a share or shares of common stock, par value $.01 per share, of the Company.

2.16.    “Year” means the calendar year.

SECTION 3. Participation

3.01.    Eligibility for Participation. An individual shall become eligible to participate in the Plan on the earliest date (on or after April 1, 2007) on which he or she is a Non-Employee Director, and a Non-Employee Director shall become a Participant in the Plan on the earliest date (on or after April 1, 2007) on which he or she has elected to defer Fees and/or Grants under the Plan.

3.02.    Election to Defer Fees. Prior to the first day of any Year beginning on or after April 1, 2007, a Non-Employee Director may elect to have a percentage (up to 100%) of the Fee payable to the Non-Employee Director with respect to that Year deferred under the Plan rather than being paid in cash. A Non-Employee Director who first becomes eligible to participate in the Plan during a Year may make an initial deferral election as described in Section 3.04(a). The Fee actually payable for the Year to a Non-Employee Director who makes a deferral election under the Plan shall be reduced by the percentage so elected, subject to Section 3.04.

3.03.    Election to Defer Grants.

(a)    Shares Awarded in 2007. Any Non-Employee Director who was eligible to participate in the Plan before 2007 and who receives a Grant in 2007 will be deemed to have elected to defer 100% of such Grant. Any individual who first becomes a Non-Employee Director in 2007 may file an election under the Plan with respect to the 2007 Grant, as provided in Section 3.04(a).

(b)    Shares Awarded in 2008 and Future Years. Prior to the first day of any Year beginning on or after January 1, 2008, a Non-Employee Director who was eligible to participate in the Plan prior to 2008 may elect to have a percentage (up to 100%) of the Grant made to the Non-Employee Director with respect to that Year deferred under the Plan rather than being issued in Shares. A Non-Employee Director who first becomes eligible to participate in the Plan during 2008 or any subsequent Year may make an initial deferral election as described in Section 3.04(a). Any election of a percentage that would result in a fractional Share being deferred will be automatically rounded up to the next whole number, so that only full Shares will be deferred. The Grant actually issued for the Year to a Non-Employee Director who makes a deferral election under the Plan shall be reduced by the percentage so elected, subject to Section 3.04.

3.04.    Rules Applicable to All Deferral Elections.

(a)    Elections for a particular Year must be filed by the preceding December 31. However, any individual who becomes a Non-Employee Director during the Year and who has not been eligible to participate in this Plan (or any other plan required to be aggregated with this Plan under Section 409A of the Code or the regulations thereunder) at any time during the 24-month period ending on the date he or she most recently becomes eligible to participate may make a deferral election no later than the date he or she becomes a Non-Employee Director. Such a deferral election will apply to the Fee payable and/or the Grant awarded to the Non-Employee Director with respect to that Year.

(b)    The election filed prior to the beginning of each Year shall apply to the Fee payable and/or Grant awarded during that Year.

(c)    Elections shall be made on forms specified by the Company for purposes of the Plan.
(d)    The Non-Employee Director must file a separate election with the Company for each Year for which deferrals are to be made under the Plan. An election for a Year shall become irrevocable on the first day of that Year, or for an individual who first becomes a Non-Employee Director during a Year, an election for the initial Year shall become irrevocable on the date the election is filed as described in Section 3.04(a). Elections will not carry over into subsequent Years.

3.05.    Duration of Participation. A Participant shall continue to be eligible to make elections under Sections 3.02 and 3.03 until the date on which the Participant ceases to be a Non‑Employee Director. No deferrals under Sections 3.02 and 3.03 shall be made from any Fee that is payable or any Grant that is awarded to the Participant for a Year beginning after the date he or she ceases to be a Non-Employee Director. However, an individual shall continue to be a Participant for purposes of the provisions of the Plan other than Sections 3.02 and 3.03 until the date his or her benefit under the Plan has been paid.

SECTION 4. Accounts

4.01.    Separate Accounts. The Company shall establish and maintain a separate Fee Account and/or a separate Grant Account for each Participant. The Accounts shall be for recordkeeping purposes only and shall not represent a trust fund or other segregation of assets for the benefit of the Participant.

4.02.    Investment of Accounts. Each Participant’s Account shall be deemed to be invested in Shares, as specified below:

(a)    Deferred Fees. The Fee that the Participant has elected to defer under the Plan shall be applied to acquire Shares for the Fee Account as of the date that the Fee would otherwise have been paid to the Participant in cash. The number of full Shares credited to the Fee Account shall be determined by dividing the amount of the deferred Fee by the Fair Market Value of a Share as of the Fee payment date. (Any fractional Share will be rounded up to a full Share.)

(b)    Deferred Grants. The number of Shares of the Grant that the Participant has elected to defer under the Plan shall be credited to the Grant Account as of the date the Shares would otherwise have been issued to the Participant under the Grant.

(c)    Dividend Equivalents. To the extent dividends are paid on Shares, dividend equivalents will be credited to the Participant’s Account. Each dividend equivalent will equal the dividend payable on a Share times the number of Shares credited to the Account on the dividend payment date. The dividend equivalent amount will be credited to the Participant's Account as of each dividend payment date and shall be applied as additional Shares for the Account, based on the Fair Market Value of a Share as of the dividend payment date.

(d)    Adjustments. In the event of any change in corporate capitalization (including, but not limited to, a change in the number of Shares outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization, or any partial or complete liquidation of the Company, the Committee shall make such adjustments or substitution in the aggregate number and kind of Shares credited to each Participant’s Account as it may determine to be appropriate in its sole discretion.
4.03.    Valuation of Accounts. The Participant’s Accounts shall be valued when a Plan benefit is to be paid to the Participant or his or her Beneficiary or Beneficiaries as provided in Section 5. The value of each Account shall be the Fair Market Value of the Shares credited to the Account as of the date specified in Section 5. Upon payment of the benefit, the value of the Account shall be reduced to zero.

4.04.    No Use of Shares. Notwithstanding anything in the Plan to the contrary, the Company shall not reserve, repurchase or issue any Shares for or to the Participant’s Accounts. Shares are deemed credited to the Participant’s Accounts solely for the recordkeeping purpose of determining the amount of benefit payable under the Plan, and the Participant’s Accounts are not actually invested in Shares.

SECTION 5. Benefits

5.01.    Benefits for a Participant.

(a)    Fee Account. Upon a Participant’s cessation of service as a Non-Employee Director after December 31, 2015 for any reason other than death, the Company shall issue or cause to be purchased for the Participant a number of Shares equal to the full number of Shares deemed credited to the Participant’s Fee Account as of the last day of the calendar year in which the cessation of service occurred. Such Shares shall be distributed to the Participant as soon as administratively feasible after the end of the calendar year in which the cessation of service occurred (but in no case later than December 31 of the calendar year following the calendar year in which such cessation of service occurred). Upon a Participant’s cessation of service as a Non-Employee Director before January 1, 2016, for any reason other than death, the Company shall pay the Participant’s Fee Account in a single lump sum cash benefit to the Participant as soon as administratively feasible after the end of the Year in which the cessation of service occurred (but in no case later than December 31 of the Year following the Year in which such cessation of service occurred). The amount of the benefit shall be equal to the value of the Participant’s Fee Account as of the last day of the Year in which the cessation of service occurred, as determined in Section 4.03.

(b)    Grant Account. Upon a Participant’s cessation of service as a Non-Employee Director for any reason other than death, the Company shall issue to or cause to be purchased for the Participant a number of Shares equal to the full number of Shares deemed credited to the Participant’s Grant Account as of the last day of the calendar in which the cessation of service occurred. Such Shares, and cash for any fractional Share, shall be distributed to the Participant as soon as administratively feasible after the end of the calendar year in which the cessation of service occurred (but in no case later than December 31 of the calendar year following the calendar year in which such cessation of service occurred).

(c)    Cessation of Service. A “cessation of service” from the Board will occur when a Non-Employee Director has a “separation from service” as defined under Code section 409A.

5.02.    Benefits for a Beneficiary.

(a)    Fee Account. If the Participant has an unpaid Fee Account balance at his or her death occurring after December 31, 2015, the Company shall issue to or cause to be purchased for the Beneficiary or Beneficiaries a number of Shares equal to the full number of Shares deemed credited to the Participant’s Fee Account as of the last day of the calendar year in which the Participant’s death occurred. Such Shares shall be distributed to the Beneficiary or Beneficiaries as soon as administratively feasible after the end of the calendar year in which the Participant’s death occurred. If the Participant has an unpaid Fee Account balance at his or her death occurring before January 1, 2016, the Company shall pay a single lump sum cash benefit to the Participant’s Beneficiary or Beneficiaries as soon as administratively feasible after the end of the Year in which the Participant’s death occurred. The amount of the benefit shall be equal to the value of the Participant’s Fee Account as of the last day of the Year in which the Participant’s death occurred.

(b)    Grant Account. If the Participant has an unpaid Grant Account balance at his or her death, the Company shall issue to or cause to be purchased for the Beneficiary or Beneficiaries a number of Shares equal to the full number of Shares credited to the Participant’s Grant Account as of the last day of the calendar year in which the Participant’s death occurred. Such Shares, and cash for any fractional Share, shall be distributed to the Beneficiary or Beneficiaries as soon as administratively feasible after the end of the calendar year in which the Participant’s death occurred.

5.03.    Beneficiary Designation.

(a)    Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Company, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of unpaid balance of the Participant’s Accounts in the event of the Participant’s death. The Participant may change or revoke any such designation from time to time without notice to or consent from any Beneficiary or spouse. No such designation, change or revocation shall be effective unless signed by the Participant and received by the Company during the Participant’s lifetime.
(b)    Failure of Designation. If a Participant: (i) fails to designate a Beneficiary, (ii) designates a Beneficiary and thereafter such designation is revoked without another Beneficiary being named, or (iii) designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant, the unpaid balance of such Participant’s Accounts, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the representative of the Participant’s estate.
5.04.    Incapacity. Every person claiming or receiving benefits under the Plan shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice in a form and manner acceptable to the Company that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his or her estate has been appointed. In such event, the Committee may direct the Company to pay the benefits to such guardian, conservator or other person legally vested with the care of the person’s estate and any such payments so made shall be a complete discharge of the Company to the extent so made.

5.05.    Withholding and Taxes. The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes or other taxes which are required to be withheld from such payments by applicable laws and regulations. The Company provides no assurances or guarantees regarding the tax treatment of amounts deferred under the Plan. Each Participant is solely responsible for any applicable taxes, penalties or interest.

5.06.    Benefits Not Transferable. No Participant or Beneficiary shall have the power to transmit, alienate, dispose of, pledge or encumber any benefit payable under the Plan before its actual payment to the Participant or Beneficiary. Any such effort by a Participant or Beneficiary to convey any interest in the Plan shall not be given effect under the Plan. No benefit payable under the Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before its actual payment to the Participant or Beneficiary.

5.07.    Benefits Not Secured. The rights of each Participant and Beneficiary shall be solely those of an unsecured, general creditor of the Company. No Participant or Beneficiary shall have any lien, prior claim or other security interest in the property of the Company.

5.08.    Company’s Obligations. The Company shall provide the benefits under the Plan. Any Shares issued or distributed in payment of benefits under the Plan shall be counted against the share reserve established for the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan and any successor plan thereto. The Company’s benefit obligation may be satisfied by distributions from a trust fund created and maintained by the Company, in its sole discretion, for such purpose. However, the assets of any such trust fund shall be subject to claims by the general creditors of the Company in the event the Company is (i) unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) is determined to be insolvent by a federal or state regulatory agency having authority to do so. The assets of any such trust fund will not be held or transferred outside of the United States, and the trust will not have any other feature that would result in a transfer of property being deemed to have occurred under Code section 409A (for example, there will be no funding obligation or restriction on assets in connection with a change in financial health of the Company).

SECTION 6. Administration

6.01.    Administrative Authority.

(a)    Administrator. The Company is the administrator of the Plan, with authority to control and manage the administration and operation of the Plan and to make all decisions and determinations incident thereto.

(b)    Committee. Except as otherwise provided herein, action on behalf of the Company as administrator of the Plan shall be taken by the Committee.

(c)    Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
6.02.    Exercise of Authority. The Company (including any Board or Committee members acting on its behalf) may exercise its authority under the Plan in its full discretion. This discretionary authority includes, but is not limited to, the authority to establish or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan, to interpret the provisions of the Plan and all relevant documents, and to determine all factual and legal questions related to its responsibilities under the Plan (including, but not limited to, the entitlement of all persons to benefits and the amounts of their benefits). The interpretations and determinations of the Company shall be binding on all parties. It is intended that the Company’s exercise of authority be given deference in all courts to the greatest extent allowed under law, and that it not be overturned or set aside by any court unless found to be arbitrary and capricious, or made in bad faith.

6.03.    Conflict of Interest. If any Board or Committee member is also a Participant in the Plan, that individual shall have no authority as such member with respect to any matter specifically affecting the Participant’s individual interest under the Plan (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other members to the exclusion of such Participant, and such Participant shall act only in the Participant’s individual capacity in connection with any such matter.

SECTION 7. Amendment and Termination

7.01.    Amendment. The Plan may be amended in whole or in part at any time for any reason by the Board; provided, however, that (1) no amendment shall decrease the benefits under the Plan which have accrued prior to the date of such amendment and (2) no amendment shall accelerate any payment under the Plan except as permitted under Section 409A of the Code.

7.02.    Termination. The Board may terminate the Plan at any time. After such termination, no further amounts shall be deferred under the Plan, and the Account balances shall be paid in accordance with Section 5.

SECTION 8. General Provisions

8.01.    Successors. The Plan shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Beneficiaries, personal representatives and heirs of the Participant.

8.02.    Service on Board. Nothing in the Plan shall confer upon any Non-Employee Director the right to continue service as a member of the Board, nor shall it create any obligation on the part of the Board to nominate any Non-Employee Director for reelection by the Company’s stockholders.

8.03.    Notices. Any notice required or permitted to be given to the Company or a Participant under the Plan shall be in writing and shall be considered to have been duly given if personally delivered or sent by first class mail as follows:

(i)	in the case of the Company, to the principal office of the Company, directed to the attention of the Corporate Secretary, and

(ii)	in the case of the Participant, to the last known address of the Participant indicated on the records of the Company.

Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark. Notices to the Company may be permitted by electronic communication according to specifications established by the Company.

8.04.    Governing Law. The Plan and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereof.

8.05.    Rules of Interpretation.

(a)    Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(b)    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed applicable by the Company, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Company, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.
(c)    Construed as a Whole. The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions hereof and shall not be construed separately without relation to the context.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers as of the 4th day of May, 2016.

PIPER JAFFRAY COMPANIES

By: /s/ Andrew S. Duff
Name: Andrew S. Duff
Title: Chairman

And /s/ John W. Geelan
Name: John W. Geelan
Title: Secretary